Exhibit 2.2

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2017, is by and between Nivalis Therapeutics, Inc., a Delaware corporation (the “Company”), and the Persons set forth on Schedule A (each such Person a “Stockholder” and collectively the “Stockholders”).

WHEREAS, as of the date hereof, the Stockholders are holders of the number of shares of common stock, par value $0.0001 per share (“Common Stock”) and preferred stock, par value $0.0001 per share (“Preferred Stock”), of Alpine Immune Sciences, Inc., a Delaware corporation (“Alpine”), and/or options to purchase shares of Common Stock (“Options”), in each case, set forth opposite each such Stockholder’s name on Schedule A (all such shares of Common Stock and Preferred Stock set forth on Schedule A, together with any shares of Common Stock that are issued upon exercise of Options or otherwise hereafter issued to or otherwise acquired or owned by the Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Alpine, Nautilus Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Nivalis (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders, and as an inducement and in consideration therefor, the Stockholders (in each such Stockholder’s capacity as a holder of Subject Shares) have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Stockholder hereby covenants and agrees that:

1.1.   Voting of Subject Shares.  Subject to the remaining terms of this Section 1.1, at every meeting of the holders of capital stock of Alpine (the “Alpine Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Alpine Stockholders act by written consent in lieu of a meeting), each Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote such Stockholder’s Subject Shares (a) in favor of (i) the approval of the Merger Agreement, (ii) the approval of the Contemplated Transactions, including the issuance of Common Stock pursuant to the Merger Agreement, (iii) if deemed necessary, the adoption of an amendment to Alpine’ certificate of incorporation to effect the Nautilus Reverse Stock Split, (iv) the adoption of an amendment to Alpine’ certificate of incorporation to change the name of Alpine, (v) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement and the Contemplated Transactions, including the issuance of Common Stock pursuant to the Merger Agreement on the date on which such meeting is held, and (vi) any other proposal included in the Proxy Statement in connection with, or related to, the consummation of the Merger for which the Nautilus Board has recommended that the Alpine Stockholders vote in favor; and (b) against any competing Acquisition Proposal with respect to Alpine.

Notwithstanding anything to the contrary in this Agreement, in the event that (A) the Company Board withholds, amends, withdraws or modifies the Company Board Recommendation in compliance with the terms of the Merger Agreement, or (B) the Merger Agreement shall have been amended without the prior written consent of the Stockholders (such consent not to be unreasonably withheld, conditioned or delayed), unless such amendment, in the reasonable and good faith determination of the Stockholders, would not reasonably be expected to be adverse to the interests of any Stockholder in more than a de minimis manner or that would not reasonably be expected to have more than a de minimis adverse effect on the value of such Stockholder’s investment in the Subject Shares (including for this purpose the shares of Nautilus common stock issued or issuable in the Merger in exchange therefor), in which event, such prior written consent of the Stockholders shall not be required for such amendment, then solely in connection with a vote that is subject to Section 1.1: (x) the aggregate number of shares that shall be considered “Subject Shares” for all Stockholders pursuant to this Agreement shall be modified without any further notice or any action by the Company or the Stockholder to be only such number that is equal to 35% of the aggregate number of outstanding shares of Common Stock and Preferred Stock of Alpine as of the applicable record date for such vote (the “Lock-Up Subject Shares”) (with any reduction in the number of shares of  Common Stock and Preferred Stock of Alpine that shall be considered “Subject Shares” applied on a pro rata basis among all Stockholders based on the number of shares of Subject Shares held by each such Stockholder as of the applicable record date for such vote), such that the Stockholders, collectively, shall only be obligated to vote the Lock-Up Subject Shares in the manner set forth in Section 1.1; and (y) each Stockholder, in his/her/its sole discretion, shall be free to vote or cause to be voted, in person or by proxy, all of the remaining Subject Shares in excess of the Lock-Up Subject Shares in any manner they may choose.

1.2.   No Inconsistent Arrangements. Except as expressly permitted or required hereunder or under the Merger Agreement, each Stockholder shall not, directly or indirectly, (a) create any Encumbrance other than restrictions imposed by applicable Law or pursuant to this Agreement on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing such Stockholder from performing the Stockholder’s obligations hereunder.  Notwithstanding the foregoing, (a) each Stockholder may make Transfers of the Subject Shares (x) by will, operation of law, or for estate planning or charitable purposes, (y) to stockholders, corporations, partnerships or other business entities that are direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act), current or former partners (general or limited), members or managers of such Stockholder, as applicable, or to the estates of any such stockholders, affiliates, general or limited partners, members or managers, or to another corporation, partnership, limited liability company or other investment or business entity that controls, is controlled by or is under common control with such Stockholder, or (z) if such Stockholder is a trust, to any beneficiary of such Stockholder or the estate of any such beneficiary; provided that in each such case, the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either such Stockholder or the transferee provides the Company with a copy of such agreement promptly upon consummation of any such Transfer and (b) such Stockholder may take all actions reasonably necessary to consummate the transactions contemplated by the Merger Agreement, including, without limitation, converting all shares of Preferred Stock into shares of Common Stock.

1.3.   Documentation and Information. Each Stockholder shall permit and hereby authorizes the Company and Alpine to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company or Alpine reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments and obligations under this Agreement. Alpine is an intended third-party beneficiary of this Section 1.3.

1.4.   Irrevocable Proxy.  Each Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that such Stockholder has heretofore granted with respect to the Subject Shares, other than the irrevocable proxy granted pursuant to that certain Amended and Restated Voting Agreement, dated as of June 10, 2016 (the “Voting Agreement”), by and among the Company and certain stockholders of the Company. Each Stockholder hereby irrevocably appoints the Company, and any individual designated in writing by it, as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (a) attend any and all meetings of the Alpine Stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote such Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of the Alpine Stockholders or in connection with any action sought to be taken by written consent of the Alpine Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of the Alpine Stockholders or in connection with any action sought to be taken by written consent without a meeting.  The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes expressly described in this Agreement.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder, as applicable) until the earlier of (i) April 18, 2018 or (ii) termination of the Merger Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. Each Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Alpine.  Each Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to the Company to enter into the Merger Agreement and that such proxy is given to secure the obligations of such Stockholder under Section 1.1.  The proxy set forth in this Section 1.4 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

1.5.  No Solicitation of Transactions.  Without limiting and subject to the provisions of Section 4.14 hereof, each Stockholder shall not, directly or indirectly, knowingly take any action that Alpine is not permitted to take pursuant to Section 4.4 of the Merger Agreement.

1.6   No Exercise of Appraisal Rights; Waivers. In connection with the Contemplated Transactions, each Stockholder hereby expressly (a) waives, to the extent permitted under applicable Law, the applicability of the provisions for dissenters’ or appraisal rights set forth in Section 262 of the DGCL (or any other similar applicable state Law), with respect to any Subject Shares, (b) agrees that such Stockholder will not, under any circumstances in connection with the Contemplated Transactions, exercise any dissenters’ or appraisal rights in respect of any Subject Shares, and (c) agrees that such Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, or the approval of the Merger Agreement by the Company’s Board of Directors, breaches any fiduciary duty of the Company’s Board of Directors or any member thereof; provided, that such Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against such Stockholder that relates solely to such Stockholder’s capacity as a director, officer or securityholder of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to the Company, as to him/her/itself only, that:

2.1.   Authorization; Binding Agreement.  Such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  Such Stockholder has full power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2.   Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Stockholder’s Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Stockholder under an agreement with or employee benefit plan of Alpine, (d) with respect to Options, provided pursuant to the terms of the Option and any stock option plan under which such Option was granted and (e) as provided in the bylaws of the Company, that certain Amended and Restated Investor’s Rights Agreement, dated as of June 10, 2016, by and among the Company and certain stockholders of the Company, and Voting Agreement.  The Subject Shares constitute all of the shares of Common Stock and/or Options owned by such Stockholder as of the date hereof.  Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

2.3.   Voting Power.  Except as may be set forth on Schedule A, such Stockholder has full voting power, with respect to such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares.  None of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided in the Voting Agreement and as provided hereunder.

2.4.   Reliance.  Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing.  Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.5.    Absence of Litigation.  With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against, such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Stockholder that:

3.1.   Organization; Authorization.  The Company is a corporation duly incorporated and registered under the Laws of the State of Delaware.  The consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate actions on the part of the Company.  The Company has full power and authority to execute, deliver and perform this Agreement.

3.2.   Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1.   Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Company, in accordance with the provisions of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s address set forth on a signature page hereto, or to such other address as such Stockholder may hereafter specify in writing to the Company for such purpose.

4.2.   Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) April 18, 2018.  Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3.   Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4.   Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as set forth in Section 1.3, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.  Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

4.5.   Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  The Company and each Stockholder hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to the foregoing shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.6.   Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.  Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, electronic signature, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.  Each party that delivers such a signature page agrees to later deliver an original counterpart to any other party that requests it.

4.7.   Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.8.   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9.   Specific Performance. The parties hereto agree that the Company would be irreparably damaged if for any reason a Stockholder fails to perform any of its obligations under this Agreement and that the Company may not have an adequate remedy at law for money damages in such event. Accordingly, the Company shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.10.   Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11.   No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.12.   Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

4.13.   Interpretation.  Unless the context otherwise requires, as used in this Agreement:  (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.14.   Capacity as Stockholder.  The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Stockholder.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as an Alpine Stockholder, and not in such Stockholder’s capacity as a director, officer or employee of Alpine or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Alpine in the exercise of his or her fiduciary duties as a director or officer of Alpine or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust, or prevent any director or officer of Alpine or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.15.   Conversion or Exercise.  Nothing contained in this Agreement shall require a Stockholder (or shall entitle any proxy of such Stockholder) to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (b) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

4.16.   Representations and Warranties.  The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4.17.   No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Nautilus Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Alpine’ organizational documents, the possible acquisition of the Company by Alpine pursuant to the Merger Agreement and (b) the Merger Agreement is executed by all parties thereto.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NIVALIS THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[•]
By:

By:
Name:
Title:

[Signature Page to Support Agreement]

Schedule A